Exhibit 21.1

Subsidiaries of NGA HoldCo, LLC

Name	Jurisdiction of Organization	Percentage of Ownership
NGA Blocker, LLC	Nevada	100%
NGA AcquisitionCo, LLC	Nevada	100%(1)

(1)	This subsidiary is wholly owned by NGA Blocker, LLC.